SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 10, 2003

Alaska Pacific Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Alaska	0-26003	92-0167101
State or other jurisdiction	Commission	(I.R.S. Employer
of incorporation	File Number	Identification No.)

2094 Jordan Avenue, Juneau, Alaska		99801
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number (including area code) (907) 789-4844

Not Applicable
(Former name or former address, if changed since last report)

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

             Exhibit
               99.1     News release of Alaska Pacific Bancshares, Inc. dated November 10, 2003

Item 9. Regulation FD Disclosure

On November 10, 2003, Alaska Pacific Bancshares, Inc. issued its earnings release for the quarter ended September 30, 2003. A copy of the earnings release is attached hereto as Exhibit 99.1, which is incorporated herein by reference.

The information being furnished under this "Item 9. Regulation FD Disclosure" is intended to be furnished under "Item 12. Disclosure of Results of Operations and Financial Condition." The information in this report shall not be treated as "filed" for purposes of the Securities Exchange Act of 1934 and shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                                                                              ALASKA PACIFIC BANCSHARES, INC.

 DATE: November 10, 2003                                                  By:       /s/Roger K. White
                                                                                                         Roger K. White
                                                                                                         Senior Vice President and
                                                                                                               Chief Financial Officer

Exhibit 99.1

News Release
For Immediate Release

ALASKA PACIFIC ANNOUNCES
THIRD QUARTER RESULTS

JUNEAU, Alaska, November 10, 2003 -- Alaska Pacific Bancshares, Inc. (OTCBB: AKPB), the parent company of Alaska Pacific Bank, announced net income of $195,000 ($.31 per diluted share), for the third quarter of 2003. This follows net income of $106,000 ($.17 per diluted share) for the second quarter and $346,000 ($.58 per diluted share) for the third quarter of 2002. Comparability with prior quarters was affected by (1) a nonrecurring loss on the sale of an office building in the first quarter of 2003 of $85,000 ($51,000 after tax) and (2) a "normal" income tax provision in 2003 following recognition in the fourth quarter of 2002 of the full benefit of remaining tax net operating loss carryforwards ("NOLs"). For several years prior to the fourth quarter of 2002, the Company recorded no income tax expense, thereby recognizing the benefit of the NOLs only to the extent of current income in each period.

Pre-tax income was $325,000 for the third quarter of 2003, compared with $176,000 for the second quarter and $346,000 for the third quarter of 2002. The improvement over the second quarter is primarily the result of growth in both loans and deposits, partly offset by lower gains on sale of mortgage loans.

Net interest income increased in the third quarter to $1.8 million, compared with $1.5 million in the second quarter and $1.7 million in the third quarter of 2002. The improvement is primarily the result of growth in loans, which in turn was the result of both strong loan demand as well as retaining more new mortgage loans in the portfolio.

Gains on sale of mortgage loans for the third quarter of 2003 amounted to $26,000, compared with $113,000 in the second quarter and $81,000 for the same quarter a year ago. This highly variable component of income is anticipated to remain at a low level for at least the fourth quarter of 2003 as new mortgage loans are retained in the portfolio, rather than sold in the secondary market.

Other noninterest income continued strong at $284,000 for the third quarter, up 2% from $278,000 in the second quarter, and up 9% from $260,000 in the third quarter last year. The continued improvement in service charges and other noninterest income is due primarily to increased emphasis on deposit and other services to small business customers.

Noninterest expense for the third quarter of 2003 was $1.72 million, a 0.4% increase from the second quarter, and a 3.5% increase over the third quarter of 2002. Noninterest expense is expected to continue to rise moderately as the Company continues to implement plans for improvements in staff, systems and facilities.

During the third quarter, Alaska Pacific Bank opened a new facility adjacent to its headquarters in Juneau for Alaska Pacific Mortgage, the Bank's mortgage lending division. In addition, the Sitka office is scheduled to move to a newly constructed office building in Sitka during the fourth quarter. Both facilities are leased.

As previously announced, the Company declared a regular quarterly dividend of $.07 per share, payable November 21, 2003, to shareholders of record as of November 10, 2003. In October, the Company also announced that Roger Grummett was elected as Chairman of the Board of Directors.

Forward-Looking Statements

Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among others, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company's mission and vision. These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties. The Company's actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, interest rates, the economy in Southeast Alaska, the real estate market, competitive conditions between banks and non-bank financial services providers, regulatory changes, and other risks detailed in the Company's reports filed with the Securities and Exchange Commission.

Contact:   Roger K. White                                                      Craig E. Dahl
                 Senior Vice President and CFO             or               President and CEO
                 907-790-5135                                                         907-790-5101

Alaska Pacific Bancshares, Inc.
Financial Highlights (Unaudited)
Third Quarter 2003
(dollars in thousands, except per-share amounts)

	Three Months Ended
	September 30, 2003	June 30, 2003	September 30, 2002
Condensed Income Statement:
Interest income	$2,216	$2,068	$2,344
Interest expense	(447)	(536)	(598)
Net interest income	1,769	1,532	1,746
Provision for loan losses	(30)	(30)	(75)
Gain on sale of mortgage loans	26	113	81
Other noninterest income	284	278	260
Nonrecurring loss on sale of building	-	-	-
Other noninterest expense	(1,724)	(1,717)	(1,666)
Income before income tax	325	176	346
Income tax (expense) or benefit	(130)	(70)	-
Net income	$ 195	$ 106	$ 346

Earnings per share:
Basic	$ .33	$ .18	$ .60
Diluted	.31	.17	.58

Performance Ratios:
Return on average equity	5.19%	2.84%	10.06%
Return on average assets	0.48	0.27	0.92
Yield on average earning assets	5.85	5.60	6.68
Cost of average interest-bearing liabilities	1.44	1.73	2.04
Interest rate spread	4.41	3.87	4.65
Net interest margin on:
Average earning assets	4.67	4.15	4.98
Average total assets	4.40	3.92	4.66
Efficiency ratio (a)	83.97	94.86	83.05

Average balances:
Loans	$110,134	$102,076	$116,674
Earning assets	151,441	147,695	140,297
Assets	160,945	156,256	149,759
Deposits	135,128	130,430	128,379
Interest-bearing liabilities	123,803	123,829	117,480
Shareholders' equity	15,042	14,934	13,756

Average shares outstanding:
Basic	586,376	583,565	573,000
Diluted	621,871	618,154	600,518

	September 30,	June 30,	September 30,
	2003	2003	2002
Balance sheet data:
Total assets	$164,475	$159,456	$150,027
Loans, net	113,420	103,410	113,353
Total deposits	138,498	131,927	129,810
Federal Home Loan Bank advances	9,440	9,662	5,000
Shareholders' equity	15,101	14,983	13,953

Shares outstanding (b)	626,132	624,732	623,132

Book value per share	$ 24.12	$ 23.98	$ 22.39

Asset quality:
Allowance for loan losses	$ 1,101	$ 1,157	$ 1,101
Nonaccrual loans	313	1,466	2,144
Total nonperforming assets	619	1,772	2,240
Net chargeoffs for quarter	86	73	(2)

  Noninterest expense divided by the sum of net interest income and noninterest income, excluding gains on sale of loans or securities.
  Excludes only treasury stock.